Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as *.  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDMENT 7 TO GOOGLE ORDER FORM AND GOOGLE SERVICES AGREEMENT

This Amendment 7 (“Amendment 7”) is made effective as of February 1, 2010 (“Amendment 7 Effective Date”), and entered into by and between Answers Corporation (“Customer”) and Google Inc. (“Google”).

Customer and Google entered that certain GSA and Order Form, each effective as of January 28, 2005, each as amended by Amendments 1-5, and most recently amended by Amendment 6, effective as of March 17, 2009 (the GSA, Order Form, Amendments 1-6, collectively, the “Agreement”), pursuant to which Google provides certain Services (as defined in the Agreement) to Customer.  The parties now wish to amend certain terms and conditions of the Agreement, but in all other respects the Agreement shall continue in full force and effect.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows (for the purposes of this Amendment 7, unless otherwise defined herein, capitalized terms used herein shall have the same meanings set forth in the Agreement):

1. Services Term. The parties agree to renew the Agreement under the same terms and conditions (except as modified by this Amendment 7) for an additional 2 years, from February 1, 2010 through and including January 31, 2012.  For clarity, the terms set forth in this Amendment 7 shall be applicable as of (and not before) February 1, 2010.

2. Sites.  For clarity, the parties agree that the WebSearch Sites (and thus the sites where the Custom Search Engine may be utilized), the AFS Sites and the AFC Sites are (a) www.answers.com, and (b) http://wiki.answers.com/.

3. AFS Revenue Share.  The tiered schedule for determining "Customer's AFS Revenue Share Percentage" on the cover page of the Order Form (as amended) shall be deleted in its entirety and replaced with the following:

a. If during any calendar month of the Services Term, AFS Revenues are less than or equal to * dollars ($*), then "Customer’s AFS Revenue Share Percentage" shall be * percent (*%) for such calendar month;

b. If during any calendar month of the Services Term, AFS Revenues are greater than * dollars ($*) and less than or equal to * dollars ($*) then "Customer’s AFS Revenue Share Percentage" shall be * percent (*%) for such calendar month; or

c. If during any calendar month of the Services Term, AFS Revenues are greater than * dollars ($*) then "Customer’s AFS Revenue Share Percentage" shall be * percent (*%) for such calendar month.

4. AFS Deduction. The definition of “AFS Deduction”, and the "AFS Deduction Percentage" set forth on the cover page of the Order Form (each, as amended), shall be deleted in their entirety and replaced with the following:

a.  “AFS Deduction for any period during the Services Term means the sum of * percent (*%) of AFS Revenues PLUS agency, referral and third party advertising service provider fees incurred by Google and attributed to AFS Ads provided during such period.

5. AFC Revenue Shares.  The tiered schedule for determining “Customer’s AFC Revenue Share Percentage” on the cover page of the Order Form (as amended) shall be deleted in its entirety and replaced with the following:

a. If during any calendar month of the Services Term, AFC Revenues are less than or equal to * dollars ($*) then "Customer’s AFC Revenue Share Percentage" shall be * percent (*%) for such calendar month;

b. If during any calendar month of the Services Term, AFC Revenues are greater than * dollars ($*) and less than or equal to * dollars ($*), then "Customer’s AFC Revenue Share Percentage" shall be * percent (*%)  for such calendar month; or

c. If during any calendar month of the Services Term, AFC Revenues are greater than * dollars ($*) then "Customer’s AFC Revenue Share Percentage" shall be * percent (*%) for such calendar month.

6. AFC Deductions. The definition of “AFC Deduction”, and the "AFC Deduction Percentage" set forth on the cover page of the Order Form (each, as amended), shall be deleted in their entirety and replaced with the following:

a.  “AFC Deduction ” for any period during the Services Term means the sum of * percent (*%) of AFC Revenues PLUS agency, referral and third party advertising service provider fees incurred by Google and attributed to AFC Ads provided during such period.

7. Third-Party Services.  Section 15 of the Order Form (as amended) shall be deleted in its entirety and replaced with the following:

a.           WebSearch and AFC Services: Customer shall not implement nor display on the WebSearch or AFC Sites or Client Applications any search and/or advertising service that is the same as or substantially similar in nature to the WebSearch and AFC Services made available to Customer under this Agreement. For the sake of clarity, the obligations set forth in this Section shall not apply to *.

b.           AFS Services: If Customer requests text based advertisements from a third party advertising service which are the same as or substantially similar in nature to the AFS Services made available to Customer hereunder (“Third Party Text Based Ads”), Customer will request at least * AFS Ads, and shall display such AFS Ads on Results Pages such that (i) *, (ii) the AFS Ads are displayed in a contiguous block and are not interspersed with other advertisements or content, and (iii) *.

c.           For the sake of clarity, any other co-branding rights/obligations contained in the Agreement are hereby deleted and are no longer of any force or effect.

8. AFC Service - Minimum RPM Levels. Section 6.4 shall be added to the Order Form (as amended) and shall read as follows:

a. Upon thirty (30) days prior written notice to Customer, Google may remove and/or require Customer to remove the AFC Service from any AFC Site on which the AFC RPM falls below * cents ($*) for the prior calendar month; provided such notice is given within thirty (30) days after the end of such calendar month.  For the purposes of this section, "AFC RPM" means the AFC Revenue per thousand AFC Requests.

b. Upon prior written notice to Customer, if the overall AFC RPM (across all Sites) falls below * ($*) in a given calendar month, the three tiers comprising Customer's AFC Revenue Share Percentage (set forth in Section 5(a)-(c) above) for any following calendar month, may , at Google's option, each be permanently lowered by * (*%) (to * percent (*%), * percent (*%), and * percent (*%), respectively).

9. The terms and conditions of the Agreement, except as amended by this Amendment 7, shall remain in full force and effect.  This Amendment 7 may be executed in counterparts, including facsimile counterparts.

IN WITNESS WHEREOF, the parties have executed this Amendment 7 by persons duly authorized as of the Amendment 7 Effective Date.

Google: GOOGLE INC.	Customer: ANSWERS CORPORATION
By: /s/ Sanjay Kapoor	By: /s/ Robert S. Rosenschein
Print Name: Sanjay Kapoor	Print Name: Robert S. Rosenschein
Title: Sr. Director, Strategic Partnerships	Title: CEO
Date: Oct. 13, 2009	Date: Oct. 5, 2009

Confidential